                                                                    EXHIBIT 10.8

                             COMPENSATION AGREEMENT


         THIS COMPENSATION AGREEMENT (the "AGREEMENT"), is entered into by IDG Books Worldwide, Inc. ("IDG BOOKS") and its parent company International Data Group (collectively the "COMPANY") and Brenda McLaughlin (the "EXECUTIVE") as of this 1st day of July, 1998, and will be effective on such date.

         IDG Books desires to employ the Executive and the Executive desires to be employed by IDG Books. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Term of Employment: The term of employment of Executive by IDG Books hereunder shall commence upon the date of this Agreement (the "COMMENCEMENT DATE") and shall continue thereafter on the same terms and conditions for a period of three years unless earlier terminated pursuant to Section 6 (such term being hereinafter referred to as the "EMPLOYMENT PERIOD"). The Employment Period shall be extended automatically without further action by either party as of the first anniversary of the Commencement Date for a period of one year, unless prior to such date IDG Books or the Executive shall notify the other in writing of its or her intention not to renew the Agreement, in which case the Agreement shall terminate at the end of the original term. If the Employment Period is extended, it shall thereafter be referred to as the Employment Period.

2. Title; Duties: The Executive shall serve as Senior Vice President reporting to the President and Publisher of IDG Books. Executive shall perform those duties and responsibilities inherent in such position, including such duties and responsibilities as the President and Publisher of IDG Books shall assign. The Executive agrees to devote her full time and best efforts, attention and energies to the business and interests of IDG Books. Executive shall travel as reasonably required in connection with the performance of her duties hereunder.

3. Compensation: IDG Books shall pay and Executive shall accept as full consideration for the her services hereunder, compensation consisting of the following:

         3.1 Base Salary. Effective October 1, 1998, $178,000 per year base salary, payable in installments in accordance with IDG Books' normal payroll practices, less such deductions or withholdings required by law, and until October 1, 1998, the base salary shall be the base salary in effect for Executive on the Commencement Date.

         3.2 Bonus. Participation in the IDG Books' Bonus Plan; the targets for such Bonus Plan are attached hereto as Exhibit A. Such bonus participation shall commence on October 1, 1998. The Bonus Plan in place on the Commencement Date shall remain in effect for fiscal 1998.

         3.3 Stock Options. Executive was previously granted a stock option for 75,000 shares (the "OPTION") under the IDG Books Stock Option Plan (the "STOCK OPTION PLAN"). The Option shall become vested to the extent of 25% on the first anniversary of the Commencement Date and 2.08% monthly for thirty-six months thereafter (the "OPTION EXERCISE PERIOD") on the last day of each month during which Executive remains employed with IDG Books.

4. Benefits: Subject to all applicable eligibility requirements, and legal limitations, Executive will be able to participate in any and all ESOP, 401(k), vacation, medical, dental, life and long-term disability insurance and/or other benefit plans which from time to time may be established for other employees of IDG Books.

5. Reimbursement of Expenses: IDG Books will reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of her duties, responsibilities or services under this Agreement subject to review by the compensation committee of the Board of Directors of IDG Books.

6.       Benefit Upon Termination of Employment Period.

         6.1 Disability. In the event of the permanent disability (as hereinafter defined) of Executive during the Employment Period, IDG Books shall have the right, upon written notice to Executive, to terminate Executive's employment hereunder, effective upon the 30th calendar day following the giving of such notice (or such later day as shall be specified in such notice). Upon the effectiveness of such termination, (i) IDG Books shall have no further obligations hereunder, except to pay and provide, subject to applicable withholding, (A) all amounts of Base Salary accrued, but unpaid, at the effective date of termination, less any amounts payable under the IDG Book's short-term and long-term disability policies for any period prior to termination, (B) Executive's maximum or "stretch" target bonus set forth in Exhibit A attached hereto, and (C) all reasonable unreimbursed business-related expenses,
                  (ii) Executive's Option shall immediately vest and become exercisable to the extent of twelve additional months of vesting and shall remain exercisable for twelve months following termination of employment and (iii) Executive shall have no further obligations hereunder other than those provided for in Sections 9 and 10 hereof. All amounts payable to Executive pursuant to this Section 6(a) shall be payable within 30 days following the effectiveness of the termination of Executive's employment. For purposes of this Agreement, "PERMANENT DISABILITY" shall be determined in the same manner as such term is determined under IDG Book's long-term disability insurance policy by the policy provider; provided that termination shall occur only if Executive is incapable in any material respect of performing the services required of him in accordance with her obligations under Section 2 for a period of 180 consecutive days, or for 180 days in any 360 day period.

         6.2 Death. In the event of the death of Executive during the Employment Period, this Agreement shall automatically terminate and IDG Books shall have no further obligations hereunder, except to pay and provide to Executive's beneficiary or other legal representative, subject to applicable withholding, (i) all amounts of Base Salary and bonus accrued but unpaid, at the date of death, (ii) an amount equal to Executive's maximum or "stretch" target bonus, (iii) Executive's Option shall immediately vest and become exercisable to the extent of twelve additional months of vesting and shall remain exercisable for twelve months following termination of employment and (iv) all reasonable unreimbursed business-related expenses. All amounts payable to Executive pursuant to this Section 6(b) shall be payable within 30 days following the date of death.

         6.3 Termination Without Cause. In the event of the termination of Executive's employment by IDG Books without Cause (as defined below) (i) all amounts of Base Salary and bonus accrued but unpaid on the date of termination, (ii) an amount equal to Executive's Base Salary on the date of termination for a period of twelve months shall be paid by IDG Books in twelve equal monthly installments, (iii) an amount equal to Executive's maximum or "stretch" target bonus set forth in Exhibit A attached hereto and (iv) the Option shall immediately vest and become exercisable to the extent of twenty-four additional months of vesting and shall remain exercisable for 180 days following termination of employment. Such payment and additional vesting shall be in lieu of any claims Executive may have had with respect to termination benefits or additional vesting.

         6.4 Circumstances Under Which Termination Benefits Would Not Be Paid. IDG Books shall not be obligated to pay Executive the termination benefits or continue the option vesting described in subparagraphs 6.3 (ii) through (iv) above if the Employment Period is terminated for Cause or if Executive voluntarily terminates her employment. For purposes of this Agreement, "CAUSE" shall be limited to:

                  (A) Willful failure by Executive to substantially perform her duties hereunder, other than a failure resulting from her complete or partial incapacity due to physical or mental illness or impairment;

                  (B) A material and willful violation of a federal or state law or regulation applicable to the business of the company or that adversely affects the image of the Company;

                  (C) Commission of a willful act by Executive which constitutes gross misconduct and is injurious to the Company;

                  (D) A willful breach of a material provision violation of this Agreement; or

                  (E) Executive's death, or permanent disability pursuant to Section 6 above.

7.        Change in Control Benefits:

                  Should there occur a Change in Control (as defined below), then the following provisions shall become applicable in lieu of the provisions of Section 6.3:

         (A) During the period (if any) following a Change in Control that Executive shall continue to remain employed, then the terms and provisions of this Agreement shall continue in full force and effect, and Executive shall continue to vest in all of her unvested stock options; or

         (B) In the event of (i) a termination of the Executive's employment by IDG Books other than for Cause within twelve (12) months after a Change in
Control:

                      (i) IDG Books shall pay to Executive an amount equal to
(A) all amounts of Base Salary and bonus accrued to the date of termination and
(B) two hundred percent (200%) of Executive's Base Salary and "stretch" target bonus set forth in Exhibit A attached hereto on the date of termination in one lump sum amount, on or before the fifth business day following the effective date of Executive's termination; and

                      (ii) All of the unvested options held by Executive on the date of such Change in Control shall immediately vest and become exercisable in full and shall remain exercisable for the period of 180 days following termination of employment.

         For purposes of this Section 7, the term "CHANGE OF CONTROL" shall mean:

                  (x) The sale, lease, conveyance, liquidation or other disposition of all or substantially all of IDG Books' assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert other than in the ordinary course of business;

                  (y) Any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in any Person (as defined in
                           Section 13(h)(8)(E) under the Securities Exchange Act of 1934) becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of
                           1934), directly or indirectly, of more than 50% of the aggregate voting power of all classes of common equity of IDG Books, except if such Person is (A) a subsidiary of IDG Books, (B) an employee stock ownership plan for employees of IDG Books or (C) a company formed to hold IDG Books' common equity securities and whose shareholders constituted, at the time such company became such holding company, substantially all the shareholders of IDG Books; or

                  (z) A change in the composition of IDG Books' Board of Directors over a period of thirty-six (36) consecutive months or less (other than in connection with IDG Books' initial public offering) such that a majority of the then current Board members ceases to be comprised of individuals who either (a) have been Board members continuously since the beginning of such period, or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board.

         In the event that the severance and other benefits provided to Executive pursuant to Section 6 of this Agreement (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE") and (ii) but for this
         Section 7, such severance and benefits would be subject to the excise tax imposed by Section 4999 of the Code, then Executive's severance benefits under this Section 7 shall be payable either:

                  (a)      in full,

                  (b) as to such lesser amount which would result in no portion of such severance and other benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits under this Agreement. Unless IDG Books and Executive otherwise agree in writing, any determination required under this Section 7 shall be made in writing by independent public accountants agreed to by IDG Books and Executive (the "ACCOUNTANTS"), whose determination shall be conclusive and binding upon Executive and IDG Books for all purposes. For purposes of making the calculations required by this Section 7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. IDG Books and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7. IDG Books shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7.

8. Arbitration: To the fullest extent permitted by law all controversies between Executive and the Company including whether any termination is with or without cause, will be submitted for resolution to binding arbitration, in accordance with the attached Arbitration Agreement attached hereto as Exhibit B. This means that except as otherwise stated, both the Company and the Executive understand that arbitration will be their exclusive forum for resolving disputes between them, and that both parties waive their entitlement, if any, to have controversies between them decided by a court or a jury.

9.       Cooperation with IDG Books After Termination of the Employment Period:
         Following termination of the Employment Period by Executive, Executive shall fully cooperate with IDG Books in all matters relating to the winding up of her pending work on behalf of IDG Books and the orderly transfer of any such pending work to other employees of IDG Books as may be designated by IDG Books.

10.      Confidentiality; Return of Property; NonSolicitation:

         (a) The Executive acknowledges that during the Employment Period he will receive confidential information from IDG Books and subsidiaries of IDG Books and the respective clients thereof (each a "RELEVANT ENTITY"). Accordingly, the Executive agrees that during the Employment Period (as it may be extended from time to time) and thereafter for a period of two years, the Executive and her affiliates shall not, except in the performance of her obligations to IDG Books hereunder or as may otherwise be approved in advance by IDG Books, directly or indirectly, disclose or use (except for the direct benefit of IDG Books) any confidential information that he may learn or has learned by reason of her association with any Relevant Entity. Upon termination of this Agreement, the Executive shall promptly return to IDG Books any and all properties, records or papers of any Relevant Entity, that may have been in her possession at the time of termination, whether prepared by the Executive or others, including, but not limited to, confidential information and keys. For purposes of this Agreement, "confidential information" includes all data, analyses, reports, interpretations, forecasts, documents and information concerning a Relevant Entity and its affairs, including, without limitation with respect to clients, products, policies, procedures, methodologies, trade secrets and other intellectual property, systems, personnel, confidential reports, technical information, financial information, business transactions, business plans, prospects or opportunities, (i) that IDG Books reasonably believes are confidential or (ii) the disclosure of which could be injurious to a Relevant Entity or beneficial to competitors of a Relevant Entity, but shall exclude any information that the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. For purposes of this Agreement, "affiliate" means any entity that, directly or indirectly, is controlled by, or under common control with, the Executive. For purposes of this definition, the terms "controlled" and "under common control with" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting stock, by contract or otherwise.

         (b) For a period of one (1) year following the termination of her employment with IDG Books for any reason, she will not, without IDG Books' express written consent, either on her own behalf or on behalf of another, solicit employees of IDG Books or any subsidiary of IDG Books for the purpose of hiring them.

11.      General:

         11.1 Indemnification. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, solely by reason of the fact that Executive is or was a director or officer of IDG Books or serves or served any other corporation fifty percent (50%) or more owned or controlled by IDG Books in any capacity at IDG Books' request, Executive shall be indemnified by IDG Books, and IDG Books shall pay Executive's related expenses when and as incurred, all to the fullest extent permitted by law.

         11.2 Waiver. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute a, continuing waiver of such breach or of other breaches by the same or any other provision of this Agreement.

         11.3 Severability. If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.

         11.4 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective upon personal service or upon transmission of a facsimile or the deposit with Federal Express or in Express Mail and addressed to the Chairman of the Board of IDG Books as its principal corporate address, and to Executive at her most recent address shown on IDG Books' corporate records, or at any other address which he may specify in any appropriate notice to IDG Books.

         11.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together constitutes one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

         11.6 Entire Agreement. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement and the referenced stock option agreements shall constitute the complete and exclusive statement of the agreement between the parties and supersedes all proposals (oral or written), understandings, representations, conditions, covenants, and all other communications between the parties relating to the subject matter hereof.

         11.7 Governing Law. This Agreement shall be governed by the law of the State of California.

         11.8 Assignment and Successors. IDG Books shall have the right to assign its rights and obligations under this Agreement to an entity which acquires substantially all of the assets of IDG Books. The rights and obligation of IDG Books under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of IDG Books.


         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Dated:
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                                               Executive


Dated:                                         IDG Books Worldwide, Inc.
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                                               By:
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Dated:                                         International Data Group
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                                               By:
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